Mail Stop 0407


									May 4, 2005
Via U.S. Mail and Fax (858-625-2110)
Mr. David L. Morash
President, Chief Operating Officer and Acting Chief Financial
Officer
Axesstel, Inc.
6815 Flanders Drive, Suite 210
San Diego, CA 92121

	RE:	Axesstel, Inc.
      Form 10-KSB for the fiscal year ended December 31, 2004
		Filed February 4, 2005

      File No. 1-32160

Dear Mr. Morash:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,

							 	 /s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE